

Sam Gilliam
(b. 1933 - 2022)

Sec.gov | Deal Sheet

Initial Offering	$999,000
Painting	
Dimensions	72 × 72 in
Progress	29%

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Price Appreciation of Similar Works

27.9%

Each painting is unique, but similar works have seen an appreciation rate of 27.9% from 2024.


$1.5m
$1m
$500k
99
04
09
14
19
24

New #5 Record

Right as we launched this offering, another Gilliam painting sold for $1.7M at auction, marking a new #5 top price for Gilliam and signaling sustained demand in his market.


SOLD for $1.7 Million
Sam Gilliam's #5 top price

Sam Gilliam's Last September II
christies.com

Previous Exit

33.1%
IRR

In 2022, we exited a similar Sam Gilliam painting, which delivered the largest total net return on platform, good for a net annualized return of 33.1%.

Offering Size	$770,000
Sold For	$1,650,000
Days Held	791
Profit from $10K Investment	$8,600 after all fees

Investment Thesis

Important Disclosure

Previous Exit: In 2022, we exited an offering featuring a similar Gilliam Slice painting that delivered the largest ever total net return on Masterworks (86%) after holding for 791 days. That's a 33.1% net annualized return on their investment. Past performance not indicative of future returns.

Record-Setting Work: This painting is currently the artist's eighth highest price at auction, signaling a proven track record of demand.

Popular Style: This artwork is an example of one of Gilliam's most commercial and desirable series—a Slice painting from the early 70s. Similar Slice paintings show up frequently in Gilliam's top ten auction records.

90% Frequency of Appreciation: Gilliam's paintings go up in value 90% of the time when they return to auction. (Masterworks data across 20 sales from '03-'25)

Collected by Museums: Slice paintings are also held in prestigious permanent collections, including the National Gallery of Art in Washington, D.C. and the Metropolitan Museum of Art in New York.

Big-Name Representation: Gilliam was signed to mega-gallery Pace in 2019. The same gallery that represents Pablo Picasso, David Hockney, and Mark Rothko.

Big Name Collectors

Sam Gilliam is collected by some of the biggest collectors in the art world.


Elliot Perry

THE MET Metropolitan Museum of Ar...

MAM Musée d'Art Moderne

MoMA Museum of Modern Art

Record-Setting Style + Painting

Slice paintings in this format show up frequently in Gilliam's top ten records at auction. This painting itself is his #8 highest price, having previously sold for $1.1M.


#7 Auction Record

#7 Record: $1.23 Million

Soft Melting (1972)
72 x 76 in.


#8 Auction Record

Our Offering: $999,000

Orion (1972)
72 x 72 in.

SAM GILLIAM

b. 1933 — d. 2022, UNITED STATES



$999,000

INITIAL OFFERING

27.9%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

22.2%

ANNUAL APPRECIATION OF RECORD PRICES[3]

Acrylic on canvas | 72 × 72 in.

Gilliam was an influential American abstract artist closely aligned with the Washington Color School movement.

The Artwork is a vibrant example of Sam Gilliam's famous Slice paintings from the late 1960s and early 1970s. Sam Gilliam's Slice paintings are stretched on a custom-made stretcher with a beveled-edge that projects outward from the wall, giving the paintings a sculptural quality. Sam Gilliam's top ten auction records are all Slice paintings from the late 1960s and early 1970s, making the Artwork a commercial and desirable example. Other Slice paintings are also held in prestigious permanent collections, including the National Gallery of Art in Washington, D.C. and the Metropolitan Museum of Art in New York. In 2023, experts at Sotheby's described the work as follows: "Executed at the apex of his artistic practice, Orion is a paragon of Sam Gilliam's signature beveled canvases, distinguished by its compositional complexity, the rich balance of hues, and remarkable provenance." The Artwork is a square, abstract composition on a custom stretcher with a beveled edge. The canvas was folded and scrunched as the Artist applied paint before it was stretched to create areas of pigment saturation and impressions of texture. The multi-colored palette features bold shades of blue, green, yellow and red. Auction records for artworks similar in scale, style, and period are led by Soft Melting (1972), which sold for $1,250,696 at Sotheby's London on October 12, 2023, followed by Bubble (1971), which sold for $1,079,500 at Sotheby's New York on November 16, 2023, and Recess/Slant (1971), which sold for $1,058,400 at Christie's New York on May 17, 2024. The Artwork previously sold at Sotheby's New York for $1,125,000 on May 19, 2023, making it the artist's eighth highest auction record as of September 2025.

The Estate of Sam Gilliam is represented by Pace Gallery and David Kordansky Gallery. During his lifetime, Sam Gilliam was the subject of numerous solo exhibitions at renowned institutions such as the Kennedy Center in Washington, D.C. and the Studio Museum in Harlem. A major solo show, The Music of Color, was mounted at the Kunstmuseum Basel in 2018 and showcased the artist's groundbreaking draped canvases and beveled-edge works created between 1967 and 1973. Additionally, Sam Gilliam: Full Circle, opened at the Hirshhorn Museum and Sculpture Garden in Washington D.C. in May 2022 and ran through September 22, 2022. The artist's work is held in over fifty prestigious public collections, including the Musée d'Art Moderne de la Ville de Paris, the Tate Modern in London, the Museum of Modern Art in New York, the Metropolitan Museum of Art in New York, and the Art Institute of Chicago. Gilliam's auction market is characterized by a low level of auction volume based on $6.0 million in total sales over the previous year ending on December 31, 2024, based on publicly available auction record as tracked by third-party data sources. His auction records are led by Ray II (1970), which sold for $1,865,000 at Sotheby's New York on November 16, 2022, Lady Day II (1971), which sold for $2,172,500 at Christie's New York on November 15, 2018, and Atmosphere (1972), which sold to Masterworks 080, LLC, for $1,850,000 at Sotheby's New York on November 18, 2021.

HIS AUCTION RECORDS ARE LED BY RAY II (1970), WHICH SOLD FOR $1,865,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2022, LADY DAY II (1971), WHICH SOLD FOR $2,172,500 AT CHRISTIE'S NEW YORK ON NOVEMBER 15, 2018, AND ATMOSPHERE (1972), WHICH SOLD TO MASTERWORKS 080, LLC, FOR $1,850,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 18, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


1250696
1125000
1079500
1058400
1016000
716075
660000
684500
675000
317000
237500
3600
10200
15600
28125
31250
72000
32400
1/1/2000
1/1/2005
1/1/2010
1/1/2015
1/1/2020
Implied Historical Growth

Sam Gilliam (b. 1933, Tupelo, MS - d. 2022, Washington, D.C.) was an influential American abstract artist closely aligned with the Washington Color School movement. Gilliam was born in Tupelo, Mississippi and raised in Louisville, Kentucky. He earned a Bachelor's of Arts from the University of Louisville in 1955. He then enrolled in the university's Master's of Fine Arts program and graduated in 1961 after a pause from 1956 to 1958 to serve in the United States army. When Gilliam moved to Washington, D.C. in 1962, he was introduced to the work of leading artists in the Washington Color School movement, including Morris Lewis and Kenneth Noland. In the 1960s, the artist shifted his focus to abstraction and began to hang unstretched canvases draped from the ceiling or folded on the wall, which disrupted the convention of two-dimensional painting and became one of his major artistic innovations. In 1967, Gilliam began to pour paint directly onto the canvas and fold the still wet surface to create richly pigmented patterns. Many of the artist's paintings were mounted onto custom stretchers with beveled-edges, adding a sculptural quality to his work. In 1972, Sam Gilliam became the first African American artist selected to represent the United States at the Venice Biennale and was invited to exhibit again in 2017. He also received numerous honors and awards, including the Guggenheim Fellowship, the Art Institute of Chicago's Norman Walt Harris Prize, and honorary doctorates from the University of Louisville in 1980 and Northwestern University in 1990. In addition to his artistic practice, Gilliam taught at Carnegie Mellon University, the Maryland Institute College of Art, and the University of Maryland. Gilliam passed away in Washington, D.C on June 25, 2022.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Sam Gilliam with the following criteria: Paintings on canvas executed between 1971 and 1972 that measure between 45 inches by 45 and 100 inches by 100 inches, excluding examples with vertical compositions. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Sam Gilliam have a record price compound annual growth rate ("CAGR") of 22.2% from March 20, 1993 to June 30, 2025. This calculation is based on (i) a record price of $3,720 on March 20, 1993, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,429,000, the most recent record price as of June 30, 2025, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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